EXHIBIT 12

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
Computation of Consolidated Ratios of Earnings to Fixed Charges
(in thousands except ratio data)

						Twelve	Nine
						Months	Months
	Years Ended December 31,					Ended	Ended
	2006	2007	2008	2009	2010	9/30/2011	9/30/2011
EARNINGS
Income Before Income Taxes and Equity Earnings	$138,289	$87,333	$129,489	$140,035	$208,484	$254,290	$234,806
Fixed Charges (as below)	63,242	79,435	119,516	109,146	132,106	136,806	102,677
Total Earnings	$201,531	$166,768	$249,005	$249,181	$340,590	$391,096	$337,483

FIXED CHARGES
Interest Expense	$55,213	$60,619	$93,150	$70,500	$86,538	$87,284	$64,224
Credit for Allowance for Borrowed Funds Used During Construction	2,208	9,795	19,800	29,546	33,668	37,622	29,528
Trust Dividends	(179)	(179)	(134)	-	-	-	-
Estimated Interest Element in Lease Rentals	6,000	9,200	6,700	9,100	11,900	11,900	8,925
Total Fixed Charges	$63,242	$79,435	$119,516	$109,146	$132,106	$136,806	$102,677

Ratio of Earnings to Fixed Charges	3.18	2.09	2.08	2.28	2.57	2.85	3.28